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                                                              EXHIBIT 2.2

                                                              EXECUTION COPY
                                                              --------------


                           AMENDMENT NO. 2 TO THE
              AGREEMENT AND PLAN OF MERGER AND REORGANIZATION


         THIS AMENDMENT NO. 2 (this "Amendment") to the AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of February 17, 1997, as amended by Amendment No. 1 thereto dated as of August 21, 1997 (as so amended, the "MERGER AGREEMENT," capitalized terms used but not otherwise defined herein are used herein as therein defined), among SUN HEALTHCARE GROUP, INC., a corporation organized and existing under the laws of the State of Delaware ("PARENT"), NECTARINE ACQUISITION CORPORATION, a corporation organized and existing under the laws of the State of Nevada ("MERGER SUB") and a direct wholly owned subsidiary of Parent, and CONTOUR MEDICAL, INC., a corporation organized and existing under the laws of the State of Nevada (the "COMPANY"), is made this 25th day of November, 1997 by and among Parent, Merger Sub and the Company.



                           W I T N E S S E T H:
                           - - - - - - - - - -

         WHEREAS, Parent, Merger Sub, and the Company desire to amend the Merger Agreement as provided herein.

         NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

         Section 1. AMENDMENTS TO MERGER AGREEMENT. The Merger Agreement is hereby amended as follows:

         (a) Section 3.01 of the Agreement shall be amended (i) by deleting the first parenthetical phrase of Section 3.01(a) and adding the following parenthetical phrase in place thereof: "other than any shares of Company Common Stock to be cancelled pursuant to Section 3.01(c), any shares of Company Common Stock to be treated in accordance with Section 3.01(e) and any Dissenting Shares)"; and (ii) by adding the following new Section 3.01(e) thereto: "(e) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time and owned by Principal Stockholder shall remain issued and outstanding; PROVIDED, HOWEVER, that if at the time the Articles of Merger are filed with the Secretary of State of Nevada either
(i) articles of merger with respect to the RCA Merger have not been filed so as to cause the RCA Merger to occur immediately after the Merger or (ii) Parent has not

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undertaken to contribute to Principal Stockholder all shares of Company
Capital Stock obtained by Parent pursuant to the Merger, then the Principal Stockholder Shares shall not be treated in accordance with this Section 3.01(e) but instead shall be treated in accordance with Section 3.01(a)."

         (b) Section 9.01(b) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

         "(b) by either Parent or the Company, if the Effective Time shall not have occurred on or before March 31, 1998; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date."

         SECTION 2. REPRESENTATIONS AND WARRANTIES.

         (a) REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to Parent and Merger Sub that: The Company has all necessary corporate power and authority to execute and deliver this Amendment, to perform its obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action (other than stockholder approval as described in the Merger Agreement). This Amendment has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         (b)  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.
Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that: Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Amendment, to perform their respective obligations under the Merger Agreement as amended hereby and to consummate the transactions contemplated hereby. The execution and delivery of this Amendment by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by the Merger Agreement as amended hereby have been duly and validly authorized by all necessary corporate action (other than stockholder approval as described in the Merger Agreement). This Amendment has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms.

                                  2

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         SECTION 3.  EFFECT ON MERGER AGREEMENT.  Except as otherwise specifically provided herein, the Merger Agreement shall not be amended but shall remain in full force and effect.

         SECTION 4. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONTRACT OF LAW PRINCIPLES OTHER THAN THOSE DIRECTING NEW YORK LAW) EXCEPT TO THE EXTENT MANDATORILY GOVERNED BY THE LAWS OF THE STATE OF NEVADA.

         SECTION 5. COUNTERPARTS. This Amendment may be signed in one or more counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same instrument.

                                 3

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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

                             SUN HEALTHCARE GROUP, INC.


                             By: /s/ Robert D. Woltil
                                ---------------------------------------------
                                Name:   Robert D. Woltil
                                Title:  Senior Vice President for Financial
                                         Services and Chief Financial Officer


                             NECTARINE ACQUISITION CORPORATION


                             By:  /s/ Robert D. Woltil
                                ---------------------------------------------
                                Name:   Robert D. Woltil
                                Title:  Vice President


                             CONTOUR MEDICAL, INC.


                             By:  /s/ Christopher F. Brogdon
                                ---------------------------------------------
                                Name:   Christopher F. Brogdon
                                Title:  Chairman of the Board